Canisco Resources, Inc.

Schedule II Valuation and Qualifying Accounts

Years ended March 31, 2000, 1999, and 1998


                                   Additions
                     Balance at   charged to                          Balance
                      beginning    operating                        at end of
                      of period      expense     Other   Deductions(2) period


Description

Allowance for
doubtful accounts
deducted from
accounts receivable
in the consolidated
balance sheets:

March 31, 2000         $566,641     $602,655   $     -     $370,030  $799,266
March 31, 1999          137,933      542,551    32,000(1)   145,843   566,641
March 31, 1998          199,050           --        --       61,117   137,933




(1) Reserve acquired in Mansfield acquisition

(2) Write off of uncollectible accounts





Exhibit 99.3